EXHIBIT 99.3

DELTA HOUSE OIL AND GAS LATERAL, LLC

Financial Statements

Years Ended December 31, 2018, 2017 and 2016

DELTA HOUSE OIL AND GAS LATERAL, LLC

Financial Statements

Years Ended December 31, 2018, 2017 and 2016

DELTA HOUSE OIL AND GAS LATERAL, LLC

Contents

Report of Independent Registered Public Accounting Firm

Board of Members
Delta House Oil and Gas Lateral, LLC
Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Delta House Oil and Gas Lateral, LLC (the "Company") as of December 31, 2018 and 2017, the related statements of operations, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2014.

Houston, Texas

March 4, 2019

DELTA HOUSE OIL AND GAS LATERAL, LLC

Balance Sheets

(In Thousands)

December 31,		2018		2017
Assets				
Current Assets				
Cash and cash equivalents	$	1,816	$	1,835
Accounts receivable - related parties		11,445		8,202
Total Current Assets		13,261		10,037
Restricted Cash - Decommissioning		967		806
Accounts Receivable - Related Party - Decommissioning		28		35
Property and Equipment, net		154,674		160,944
Total Assets	$	168,930	$	171,822
Liabilities and Members' Equity				
Current Liabilities				
Accounts payable and accrued liabilities	$	-	$	29
Accounts payable - affiliate		19		19
Total Current Liabilities		19		48
Contract Liability		17,975		5,912
Asset Retirement Obligations		1,485		1,445
Total Liabilities		19,479		7,405
Commitments and Contingencies (see Note 3)				
Members' Equity		149,451		164,417
Total Liabilities and Members' Equity	$	168,930	$	171,822

See accompanying notes to financial statements.

DELTA HOUSE OIL AND GAS LATERAL, LLC

Statements of Operations

(In Thousands)

Years Ended December 31,		2018		2017		2016
Revenues - Related Party	$	39,970	$	63,720	$	68,381
Expenses						
General and administrative		389		370		361
Depreciation		6,247		6,215		4,884
Accretion of asset retirement obligations		63		15		85
Total Expenses		6,699		6,600		5,330
Income from Operations		33,271		57,120		63,051
Other Income						
Interest income		14		4		-
Total Other Income		14		4		-
Net Income	$	33,285	$	57,124	$	63,051

See accompanying notes to financial statements.

DELTA HOUSE OIL AND GAS LATERAL, LLC

Statements of Changes in Members' Equity

(In Thousands, Except Unit Amounts)

	Class A		Class B		Class C		Class D		Members'
	Issued	Amount	Issued	Amount	Issued	Amount	Issued	Amount	Equity
Balance, December 31, 2015	5,409	$ 182,867	-	$ -	-	$ -	3	$ 3	$ 182,870
Distributions	-	(66,148)	-	-	-	-	-	-	(66,148)
Net income	-	63,051	-	-	-	-	-	-	63,051
Balance, December 31, 2016	5,409	179,770	-	-	-	-	3	3	179,773
Distributions	-	(72,480)	-	-	-	-	-	-	(72,480)
Net income	-	57,124	-	-	-	-	-	-	57,124
Balance, December 31, 2017	5,409	164,414	-	-	-	-	3	3	164,417
Distributions	-	(48,251)	-	-	-	-	-	-	(48,251)
Net income	-	33,285	-	-	-	-	-	-	33,285
Balance, December 31, 2018	5,409	$ 149,448	-	$ -	-	$ -	3	$ 3	$ 149,451

See accompanying notes to financial statements.

DELTA HOUSE OIL AND GAS LATERAL, LLC

Statements of Cash Flows

(In Thousands)

Years Ended December 31,		2018		2017		2016
Cash Flows from Operating Activities						
Net income	$	33,285	$	57,124	$	63,051
Adjustments to reconcile net income to net cash provided by operating activities:						
Depreciation		6,247		6,215		4,884
Accretion of asset retirement obligations		63		15		85
Changes in operating assets and liabilities:						
Accounts receivable - related party		(3,236)		3,553		(1,529)
Accounts payable and other current liabilities		(29)		(141)		156
Contract liability		12,063		5,912		-
Net Cash Provided By Operating Activities		48,393		72,678		66,647
Cash Flows from Investing Activities						
Payments for capital expenditures		-		(3)		-
Other		-		-		448
Net Cash (Used In) Provided By Investing Activities		-		(3)		448
Cash Flows from Financing Activities						
Distributions to members		(48,251)		(72,480)		(66,148)
Net Cash Used In Financing Activities		(48,251)		(72,480)		(66,148)
Increase in Cash and Cash Equivalents and Restricted Cash		142		195		947
Cash and Cash Equivalents and Restricted Cash, beginning of year		2,641		2,446		1,499
Cash and Cash Equivalents and Restricted Cash, end of year	$	2,783	$	2,641	$	2,446
Non-Cash Investing Activities						
Revisions in asset retirement cost	$	(23)	$	(988)	$	135
Supplemental Disclosure of Cash and Cash Equivalents and Restricted Cash						
Cash and Cash Equivalents, beginning of year	$	1,835	$	1,983	$	1,364
Restricted Cash, beginning of year		806		463		135
Cash and Cash Equivalents and Restricted Cash, beginning of year	$	2,641	$	2,446	$	1,499
Cash and Cash Equivalents, end of year	$	1,816	$	1,835	$	1,983
Restricted Cash, end of year		967		806		463
Cash and Cash Equivalents and Restricted Cash, end of year	$	2,783	$	2,641	$	2,446

See accompanying notes to financial statements.

(Dollar Amounts In Thousands)

1. Organization and Nature of Operations

Delta House Oil and Gas Lateral, LLC (the "Company") was formed in the state of Delaware as a limited liability company on October 18, 2012. The Company will continue in existence until it is dissolved and terminated by the members of the Company in accordance with the provisions of the Limited Liability Agreement (the "LLC Agreement" or "Operating Agreement"). The Company was formed to finance, design, construct, and own and operate oil and natural gas lateral transportation facilities (the "Facilities"), which receive and transport production of hydrocarbons from the Marmalard, Neidermeyer, and SOB 2 prospects (the "Anchor Prospects"), the Blue Wing Olive, Malachite, and SOB III prospects (the "Secondary Prospects"), and the Otis, Odd Job, LaFemme, and Red Zinger prospects (the "Additional Priority Prospects") in the Gulf of Mexico and any future additional prospects from a floating production platform (the "Base FPS") developed by Delta House FPS, LLC, to commercial pipeline operators. The planned capacity of the Facilities is 100,000 barrels of oil per day and 240 MMCF of natural gas per day.

The Base FPS and the Facilities commenced operations in April 2015.

On December 6, 2012, the Company entered into agreements with the producers (the "Producers") of the Anchor Prospects and the Secondary Prospects, and then subsequently of the Additional Priority Prospects, to provide oil and natural gas transportation services (collectively, the "Transportation Agreements"). On June 30, 2017, the Company entered into agreements with the Producers of subsequent Additional Priority Prospects. The Producers have agreed to pay the Company a variable fee for each barrel of oil and MMBtu of natural gas produced and delivered to the Base FPS. Additionally, the Producers are contractually obligated to pay a fixed monthly fee of $925 for oil and $943 for natural gas for the right to use the Facilities. The fixed fees terminate seven (7) years from the date all Anchor Prospects had delivered first production to the FPS, which occurred on August 1, 2015.

Profits and losses are allocated to the members in proportion to their equity percentage interests, with certain restrictions dictated by specific terms under the LLC Agreement.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in U.S. dollars using accounting principles generally accepted in the United States ("GAAP").

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments, with original maturities of three months or less. The cash equivalents as of December 31, 2018 and 2017 consisted of a money market account.

Restricted Cash

The Company maintains restricted cash for future decommissioning obligations, and has collected and recorded $967 and $806 of long-term restricted cash as of December 31, 2018 and 2017, respectively. The Company early adopted ASU No. 2016-18, *Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force)* as of January 1, 2018, which

(Dollar Amounts In Thousands)

requires an entity's reconciliation of the beginning-of-period and end-of-period total amounts shown on the statement of cash flows to include in cash and cash equivalents amounts generally described as restricted cash and restricted cash equivalents. As a result, the Company has included restricted cash as a component of cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts on the statement of cash flows, and has retrospectively applied this presentation to prior periods.

Accounts Receivable - Related Parties

Receivables from the sale of oil and natural gas transportation services are unsecured. All accounts receivable are from the Producers, who are members of the Company. Allowance for doubtful accounts are determined based on management's assessment of the creditworthiness of the customer. Past due accounts are written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. At December 31, 2018 and 2017, management believed that all balances from customers were fully collectible such that no allowance for doubtful accounts was deemed necessary.

Revenue Recognition

Effective January 1, 2018, the Company early adopted ASU 2014-09, *Revenue from Contracts with Customers* ("ASU 2014-09"), which supersedes nearly all existing revenue recognition guidance under GAAP. Please refer to Note 4 for further disclosures.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable. The carrying amounts approximate fair value due to the short-term nature of these instruments.

Property and Equipment

Property and equipment are recorded at cost. Betterments are capitalized. Repair and maintenance costs are expensed as incurred. Property and equipment consists of the following:

	Useful Life (Years)	December 31, 2018	December 31, 2017
Pipelines	27	$ 175,182	$ 175,205
Accumulated depreciation		(20,508)	(14,261)
Property and equipment, net		$ 154,674	$ 160,944

The estimated useful lives of the Facilities are revised when circumstances or events indicate that the overall life of the Facilities differs from the previous estimate. Changes in estimated useful lives are accounted for prospectively from the date of the revision as a change in accounting estimate.

(Dollar Amounts In Thousands)

Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, net of any salvage value. Depreciation expense during the years ended December 31, 2018, 2017 and 2016 was $6,247, $6,215 and $4,884, respectively.

The recoverability of long-lived assets are evaluated when events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. If such impairment indicators exist, the Company performs a two-step impairment test. First, the undiscounted future cash flows of the long-lived assets are estimated and compared to assets' carrying value and, if the undiscounted cash flows are less than the carrying value, the assets are considered impaired. Second, the impairment loss is measured by reducing the carrying value to the estimated fair value of the assets. No impairment losses were recorded during the years ended December 31, 2018, 2017 and 2016.

Asset Retirement Obligations ("AROs")

AROs are legal obligations associated with the removal and abandonment of tangible long-lived assets and are recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. AROs are initially measured at their estimated fair values and recorded as liabilities with an increase to the carrying amount of the related long-lived asset. In periods subsequent to initial recognition, accretion of the liability is recognized each period, and the asset is depreciated using the straight-line method over its useful life. The Company recorded an ARO relating to the future dismantlement of the Facilities. A revision to the estimate was recorded during the years ended December 31, 2018, 2017 and 2016 due to changes in the estimated costs to remove and abandon the assets. Accretion expense during the years ended December 31, 2018, 2017 and 2016 was $63, $15 and $85, respectively.

The following table provides an analysis of changes in the ARO liability during the years ended December 31, 2018 and 2017:

	2018		2017	
Beginning balance	$	1,445	$	2,418
Revisions in estimate		(23)		(988)
Accretion		63		15
Ending balance	$	1,485	$	1,445

Use of Estimates

When preparing financial statements in conformity with U.S. GAAP, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates and assumptions are based on information available at the time such estimates and assumptions are made. Adjustments made with respect to the use of these estimates and assumptions often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates and assumptions are used in, among other things i) analyzing long-lived assets and assets for possible impairment, ii) estimating the useful lives of assets, and iii) estimating the

(Dollar Amounts In Thousands)

inputs required in calculating the asset retirement obligations and iv) determining the estimated transportation fees using third-party oil and natural gas reserve estimates for revenue recognition purposes. Actual results could differ materially from estimated amounts.

Income Taxes

The Company files its federal income tax return as a limited liability corporation under the Internal Revenue Code. In lieu of corporate income taxes, the members of the Company are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision or liability has been recognized for federal income tax purposes in the accompanying financial statements, as taxes are the responsibility of the individual members of the Company.

The Company's assets are located in federal waters in the Gulf of Mexico, and therefore, are not subject to state income taxes.

Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company had no uncertain tax positions as of December 31, 2018 and 2017. During the years ended December 31, 2018, 2017 and 2016, the Company did not incur any income tax-related interest or penalties.

None of the Company's federal income tax returns are currently under examination by the Internal Revenue Service ("IRS"). However, fiscal years 2015 and later remain subject to examination by the IRS.

Concentration of Credit Risk

The Company's primary assets, which are located in the Gulf of Mexico, provide transportation services to producers of oil and natural gas from the Base FPS. The Company has a concentration of accounts receivable balances due from companies engaged in the production of oil and natural gas in the Gulf of Mexico. These customers may be similarly affected by changes in economic, regulatory, weather, or other factors.

The Company maintains cash and cash equivalents and restricted cash balances at financial institutions in the United States of America, which at times exceed federally insured amounts. The Company has not experienced any losses in such accounts, and does not believe a significant concentration of credit risk exists with its cash and cash equivalents or restricted cash.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842) "Leases", which supersedes the lease recognition requirements in ASC Topic 840, "Leases". Under ASU No. 2016-02 lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. ASU No. 2016-02 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2018. Entities can elect to use a modified retrospective approach for leases that exist or are entered into as of the date of adoption, and there are certain optional

(Dollar Amounts In Thousands)

practical expedients that an entity may elect to apply. Full retrospective application is prohibited and early adoption by public entities is permitted. The Company will adopt the new standard effective January 1, 2019, using the modified retrospective approach. The Company has not identified any contracts that meet the definition of a lease under the new standard and therefore the adoption of ASU No. 2016-02 will not result in a cumulative adjustment to members' equity on adoption. In addition, it will not have a material impact on the Company's consolidated financial position, results of operations, equity or cash flows.

3. Commitments and Contingencies

Legal Proceedings

The Company is not currently party to any pending litigation or governmental proceedings, other than ordinary routine litigation incidental to its business. While the ultimate impact of any proceedings cannot be predicted with certainty, the Company believes that the resolution of any of its pending proceedings will not have a material effect on its financial condition or results of operations.

Environmental Matters

The Company is subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to processing platform operations and oil and natural gas pipeline transportation, and it could, at times, be subject to environmental cleanup and enforcement actions. In October 2017, an oil leak occurred in the Gulf of Mexico due to a fracture in a flow line jumper connected to the Base FPS, and as a precautionary measure, the Neidermeyer wells were shut-in. Certain wells resumed production in July 2018. The Company has been advised by the producers responsible for these wells that certain remaining wells are expected to be shut-in, with production resuming in 2019, pending resolution and governmental approval. The Company believes it is not responsible for the oil leak nor is it liable for any costs associated with the oil leak. As such, no liability has been recorded relating to this matter. The Company is not aware of any other material environmental matters.

4. Revenue Recognition

Adoption of Topic 606

Effective January 1, 2018, the Company adopted ASU No. 2014-09, *Revenue from Contracts with Customers*, and the series of related accounting standard updates that followed (collectively referred to as "Topic 606"). The Company utilized the modified retrospective method to adopt Topic 606, which required the Company to apply the new revenue standard to (i) all new revenue contracts entered into after January 1, 2018 and (ii) revenue contracts which were not completed as of January 1, 2018. The adoption of ASU 2014-09 did not result in a cumulative adjustment to members' equity upon adoption. In addition, it did not have a material impact on the Company's financial position, results of operations, equity or cash flows, except for the recharacterization of deferred revenue as a contract liability.

Revenue from Contracts with Customers

Beginning in 2018, the Company accounts for revenue from contracts with customers in accordance with Topic 606. The unit of account in Topic 606 is a performance obligation, which is a promise in a contract to transfer to a customer either a distinct good or service (or bundle of goods or services) or a series of distinct goods or services provided over a period of time. Topic 606 requires that a contract's transaction price, which is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, is to be allocated to each performance obligation in the contract based on relative standalone selling prices and recognized as revenue when (point in time) or as (over time) the performance obligation is satisfied.

The customer contracts have an initial term of five years and then are automatically extended for successive five-year terms until termination by either party, which can only occur if (i) the economic life of the prospects' oil and natural gas reserves has ended or the Producers have elected to permanently cease all production; (ii) events of default have occurred under the contracts or gross negligence or willful misconduct has occurred; (iii) the Facilities are damaged and rendered a total loss under the applicable insurance policies; (iv) the U.S. government has required a major maintenance, repair or change and the Producers decline to fund such change and continue as Producers; or (v) if the related production handling agreements between the Producers and the Base FPS are cancelled. Due to the renewal options and the fixed fee only extending over the first seven years of the customer contracts, the customer contracts are deemed to include a material right to additional services. The Company has applied the practical alternative to estimating the standalone selling price of the renewal options, and has allocated the transaction price to the renewal options based on the total services expected to be provided, over the life of the underlying oil and natural gas reserves for which the Facilities were constructed to specifically process, and the total expected consideration.

The customer contracts are deemed to have a series of distinct performance obligations, which is the Company's promise to transport oil and natural gas quantities from the Base FPS to commercial pipeline operators over time. The customer contracts include potential fees which could be included in the transaction price as follows: transportation fees and decommissioning fees.

For the transportation fee, the transaction price includes (i) variable consideration based on a fixed fee per unit of volume transported multiplied by the volumes delivered; and (ii) fixed monthly consideration through July 2022 for the right to use the Facilities. The transaction price is recognized as revenue associated with the fixed monthly fees and over the service period specified in the contract using a units-based (amount of oil and natural gas transported) method for measuring transfer of control of the services and progress towards satisfying the performance obligation.

For the decommissioning fee, the Company invoices the Producers a decommissioning fee for each BOE processed. The decommissioning fee per BOE processed is determined based on the estimated future decommissioning costs for Facilities and the estimated future production. Within 90 days of the date of last sustainable production from the Anchor Prospects and Additional Priority Prospects, the Company may elect to (i) abandon and remove the Facilities using the decommissioning fees collected from the Producers, (ii) retain ownership of the Facilities and assume the obligation of the abandonment and removal costs, including refunding the decommissioning fees collected from the Producers, or (iii) delay provisionally for a further 90

(Dollar Amounts In Thousands)

days its determination to abandon and remove or retain ownership of the Facilities. Since the decommissioning activities relate to abandoning the Company's own asset and do not transfer a service to the Producers, those activities are not considered to be a separate performance obligation. The decommissioning fees represent variable consideration for which it is deemed to be probable that a future significant reversal in the amount of cumulative revenue recognized will not occur, therefore the decommissioning fees to date have been included in the transaction price. The Company has concluded that the Facilities will be abandoned since the Facilities are located underwater and the Company does not have the ability or expertise to remove and transport them elsewhere for further use; as such, it is deemed to be probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

The Company recognizes the total transaction price as revenue as oil and natural gas quantities are transported. The total transaction price per barrels of oil and MMBTU of natural gas is multiplied by the barrels of oil and MMBTU of natural gas transported during the period. Consideration is allocated to the volumes transported in a given period based on the total expected volumes to be transported and the total expected transaction price. The estimated volumes and transaction price are updated each reporting period.

Disaggregation of Revenues

The following table presents the revenues disaggregated by revenue source and type of revenue for each revenue source during the years ended December 31, 2018, 2017 and 2016:

	Year Ended December 31, 2018		
	Oil	Natural Gas	Total
Revenues from contracts with customers:			
Transportation fees	$ 21,270	$ 18,560	$ 39,830
Decommissioning fees	91	49	140
	$ 21,361	$ 18,609	$ 39,970

	Year Ended December 31, 2017		
	Oil	Natural Gas	Total
Revenues from contracts with customers:			
Transportation fees	$ 30,943	$ 32,449	$ 63,392
Decommissioning fees	179	149	328
	$ 31,122	$ 32,598	$ 63,720

	Year Ended December 31, 2016		
	Oil	Natural Gas	Total
Revenues from contracts with customers:			
Transportation fees	$ 30,010	$ 38,057	$ 68,067
Decommissioning fees	195	119	314
	$ 30,205	$ 38,176	$ 68,381

Other Disclosures

Contract liabilities are the result of timing differences between revenue recognition and billings. Billings in excess of revenue recognized are recorded as a contract liability.

(Dollar Amounts In Thousands)

The following table provides information about receivables and the contract liability related to contracts with customers:

	December 31, 2018		December 31, 2017	
Receivables, which are included in "Accounts receivable - related parties"	$	11,445	$	8,202
Contract liability	$	17,975	$	5,912

Changes in the contract liability balance during the years ended December 31, 2018 and 2017 are as follows:

	2018		2017	
Beginning balance	$	5,912	$	-
Increase in contract liability due to fixed monthly fees invoiced in excess of revenue recognized		12,063		5,912
Ending balance	$	17,975	$	5,912

Transaction price allocated to satisfaction of the remaining performance obligations was $98,301 at December 31, 2018, of which $10,936 is expected to be recognized within revenue over the next year.

5. Related Party Transactions

Transportation Agreements

The Company entered into separate Transportation Agreements with the Producers. Under the terms of the Transportation Agreements, the Company agreed to construct, install, and decommission the Facilities that accepts dedicated production from the Anchor Prospects and Additional Priority Prospects at the Base FPS in the Gulf of Mexico, and deliver the production to pipeline operators. In addition, the Company ensures that LLOG Exploration Offshore, LLC ("LLOG") operates the Company's Facilities according to the project agreements. The Producers currently hold Class A Units in the Company.

The Company billed the Producers all the transportation and decommissioning fees for services performed during the years ended December 31, 2018, 2017 and 2016. As of December 31, 2018 and 2017, the Company had total receivables of $11,473 and $8,237, respectively, due from the Producers.

Asset Management Agreement

Consolidated Asset Management Services (Texas), LLC ("CAMS") provides construction and asset management services to the Company under the terms of an Asset Management Agreement ("AMA"). CAMS is indirectly owned by Tessa Group, LLC, a general partner holding a 60% partnership interest in CAMS, and ArcLight Asset Management, LLC, a limited partner which (i) holds a 40% partnership interest in CAMS and (ii) is an affiliate of ArcLight Capital Partners, LLC ("ArcLight"). At December 31, 2018, private equity funds under management by ArcLight hold

(Dollar Amounts In Thousands)

an effective 23.3% of the Class A units in the Company through its subsidiaries, Otter Offshore Holdings, LLC and Pinto Offshore Holdings, LLC.

The AMA will continue to be automatically renewed for successive periods of one (1) year each until an extension decline occurs. CAMS is paid a fixed monthly fee and recovers the expenses it incurs under the AMA.

During the years ended December 31, 2018, 2017 and 2016, the Company incurred costs of $225, $225 and $225, respectively, related to the AMA.

As of December 31, 2018 and 2017, the Company had accounts payable due to CAMS of $19 and $19, respectively.

6. Members' Equity

There are four classes of equity units as established by the LLC Agreement:

- Class A units - a class of capital interests in respect of construction and operation of the Facilities
- Class B units - a class of capital interests in respect of construction cost overruns with respect to the Facilities
- Class C units - a class of capital interests in respect of expansions to the Facilities
- Class D units - a class of capital interests in respect of unreimbursed major expenditures related to the Facilities

Unlike Class A, Class B, C, and D units have no voting rights. Distributions to members holding each class of equity units are subject to waterfall provisions contained in the operating agreement.

For purposes of adjusting the capital accounts of the members, the net profits, net losses, and, to the extent necessary, individual items of income, gain, loss and deduction, for any fiscal year or other period, shall be allocated among the members in a manner such that the adjusted capital account of each member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to then distributions that would be made to such member, if the Company were dissolved, its affairs wound up, and its properties sold for cash equal to their gross asset values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

During the years ended December 31, 2018, 2017 and 2016, the Company paid distributions totaling $48,251, $72,480 and $66,148, respectively, to the members of Class A units.

7. Subsequent Events

The Company has evaluated subsequent events through March 4, 2019, which is the date these financial statements were available for issuance.

On January 31, 2019, February 4, 2019 and February 28, 2019, the Company paid distributions of $2,326, $3,335 and $5,720, respectively, to the members of Class A units.